As filed with the Securities and Exchange Commission on April 23, 1999
                                                      Registration No. 333-75071
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                 Amendment No. 1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                CareInsite, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                      7374                     22-3630930
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
     of incorporation         Industrial Classification   Identification Number)
     or organization)              Code Number)

                              --------------------

                                CareInsite, Inc.
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
               (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive
                                    offices)
                              --------------------

                                David C. Amburgey
                                CareInsite, Inc.
                        Vice President -- General Counsel
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                                   Copies to:

    Stephen T. Giove                                        Alan J. Jakimo
   Shearman & Sterling                                     Brown & Wood LLP
  599 Lexington Avenue                                  One World Trade Center
New York, New York 10022                               New York, New York 10048
     (212) 848-4000                                         (212) 839-5300
                              --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE

         This Amendment No. 1 is being filed solely for the purpose of amending
Item 16 of Part II of the Registration Statement (Registration No. 333-75071) and the filing of certain exhibits. This Amendment No. 1 does not contain a copy of the Prospectus included in the Registration Statement, which is unchanged from the initial filing of the Registration Statement on March 26, 1999.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC registration fee...................................... $  17,236
         NASD filing fee...........................................     6,700
         Nasdaq listing fee........................................        *
         Blue Sky fees and expenses................................        *
         Printing and engraving expenses...........................        *
         Attorneys' fees and expenses..............................        *
         Accountants' fees and expenses............................        *
         Transfer agent's and registrar's fees and expenses........        *
         Miscellaneous.............................................        *
                                                                      --------
                  Total............................................        *
                                                                      ========


------------------
* To be supplied by amendment

         The amounts set forth above are estimates except for the SEC registration fee and the NASD filing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnities have met the applicable standard of conduct.

         Article Six of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases; or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

         In addition, the Company maintains liability insurance for its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following information reflects sales by the registrant of unregistered securities within the past three years. The issuance by the registrant of the securities sold in the transactions referenced below were not registered under the Securities Act of 1933, as amended pursuant to Section 4(2) thereof, as such transactions did not involve a public offering.

         In January 1999, the registrant issued to The Health Information Network Connection LLC (i) a warrant (the "THINC Warrant") exercisable for 1,298,917 shares of the registrant's common stock (subject to adjustment), representing approximately 6% of the registrant's common stock outstanding after giving effect to the exercise of the THINC Warrant and (ii) $1.5 million in cash, in exchange for a 20% ownership interest in THINC.

         In January 1999, the registrant issued to Cerner Corporation (i) 3,980,000 shares of its common stock, representing 19.9% of its common stock outstanding after such issuance, and (ii) a warrant exercisable for a number of shares of common stock of the registrant equal to 19.9% of the shares issuable upon exercise of the THINC Warrant, each in consideration for Cerner Corporation entering into non-competition, marketing, license and master servicing and outsourcing agreements with the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits.

         Exhibit
         Number                             Description of Exhibit
         ------                             ----------------------

         1.1               Form of Underwriting Agreement.*
         3.1 Amended and Restated Certificate of Incorporation of the Registrant.*
         3.2               By-laws of the Registrant.*
         4.1               Specimen Certificate representing Common Stock.*
         5.1 Opinion of Shearman & Sterling as to the legality of the Common Stock.*
         10.1 Agreement and Plan of Merger among Synetic, Inc., Synternet Acquisition Corp., a subsidiary of Synetic, Inc., Avicenna Systems Corp., and the individuals and entities listed on the signature pages thereof, dated as of December 23, 1996.*
         10.2 Agreement and Plan of Merger among Synetic, Inc., Synternet Acquisition Corp., CareAgents Inc. and the individuals listed on the signature pages thereof, dated as of January 23, 1997.*
         10.3 Subscription Agreement dated as of January 2, 1999 between Synetic Healthcare Communications, Inc. ("SHC"), Synetic, Inc., Avicenna Systems Corporation and Cerner Corporation.*
         10.4 License Agreement dated as of January 2, 1999 between SHC and Cerner Corporation.*
         10.5 Stockholders' Agreement, dated as of January 2, 1999, among SHC, Synetic, Inc., Avicenna Systems Corporation and Cerner Corporation.*
         10.6 Non-Competition Agreement, dated as of January 2, 1999, among SHC, Synetic, Inc., Avicenna Systems Corporation and Cerner Corporation.*
         10.7 Marketing Agreement, dated as of January 2, 1999, between SHC and Cerner Corporation.*
         10.8 Clinical Transaction Agreement, dated as of January 1, 1999, between SHC and Empire Blue Cross and Blue Shield, Empire Healthchoice, Inc., Empire Healthchoice Assurance Inc. and Empire Health Plans Assurance, Inc.+
         10.9 Clinical Transaction Agreement, dated as of January 1, 1999, between SHC and Group Health Incorporated.+
         10.10 Clinical Transaction Agreement, dated as of January 1, 1999, between SHC and Health Insurance Plans of Greater New York.+

         10.11 Management Services Agreement, effective as of January 1, 1999, between SHC and The Health Information Network Connection LLC ("THINC").*
         10.12 Warrant dated as of January 1, 1999 (entitling THINC to purchase from SHC 81,081 shares of common stock).*
         10.13 Amended and Restated Operating Agreement, dated as of January 1, 1999, among The Health Information Network Connection LLC, Empire Blue Cross and Blue Shield, GNYHA Management Corporation, Group Health Incorporated, Health Insurance Plan of Greater New York and SHC.*
         10.14 Form of Tax-Sharing Agreement between the Registrant and Synetic, Inc.*
         10.15 Form of Services Agreement between the Registrant and Synetic, Inc.*
         10.16             CareInsite, Inc. Stock Option Plan.*
         23.1              Consent of Arthur Andersen LLP.**
         23.2 Consent of Shearman & Sterling (included in its opinion in Exhibit 5.1).
         23.3              Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.**
         24.1              Powers of Attorney (included on the signature page of
                           this Registration Statement).**
         27.1              Financial Data Schedule for fiscal year ended June
                           30, 1998 (for SEC use only).**
         27.2 Financial Data Schedule for six months ended December 31, 1998 (for SEC use only).**

-------------------
*        To be filed by amendment.
**       Previously filed.
+ Exhibits for which Registrant is seeking confidential treatment for certain portions. Confidential material has been redacted and has been separately filed with the Securities and Exchange Commission.

         (b)      Financial Statement Schedules.

         The schedules have been omitted because of the absence of circumstances under which they would be required.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the U.S. Underwriting Agreement and the International Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park in the State of New Jersey on April 23, 1999.

                                           CAREINSITE, INC.


                                           By: /s/ Paul C. Suthern
                                               -------------------------------
                                               Name: Paul C. Suthern
                                               Title: President and
                                                      Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                  Title                     Date
---------                                  -----                     ----

 /s/ Paul C. Suthern              Director and Principal         April 23, 1999
------------------------------    Executive Officer
Paul C. Suthern

 /s/ Paul M. Bernard              Principal Financial and        April 23, 1999
------------------------------    Accounting Officer
Paul M. Bernard

               *                  Director                       April 23, 1999
------------------------------
Roger C. Holstein

               *                  Director                       April 23, 1999
------------------------------
James R. Love

               *                  Director                       April 23, 1999
------------------------------
David M. Margulies

               *                  Director                       April 23, 1999
------------------------------
Charles A. Mele

               *                  Director                       April 23, 1999
------------------------------
Martin J. Wygod

*/s/David C. Amburgey                                            April 23, 1999
------------------------------
  As Attorney-in-fact